Energy Fuels Announces the Appointment of Mark Chalmers as Chief Operating
Officer

Lakewood, Colorado – April 15, 2016

Energy Fuels Inc. (NYSE MKT: UUUU; TSX: EFR) (“Energy Fuels” or the “Company”), one of the leading producers of uranium in the U.S., is pleased to announce the appointment of Mark Chalmers as Chief Operating Officer. Mr. Chalmers will join the Energy Fuels management team in July 2016 and oversee all of the Company’s conventional and in situ (“ISR”) uranium production operations.

Mr. Chalmers brings an extensive background in both the U.S. and global uranium mining and processing industries to Energy Fuels. From 2011 to 2015, Mr. Chalmers served as Executive General Manager of Production for Paladin Energy Ltd., a uranium producer with assets in Australia and Africa, including the Langer Heinrich and Kayelekera mines, where he oversaw sustained, significant increases in production while reducing operating costs. He also possesses extensive experience in ISR uranium production, including management of the Beverley Uranium Mine owned by General Atomics (Australia), and the Highland mine owned by Cameco Corporation (USA). Mr. Chalmers has also consulted to several of the largest players in the uranium supply sector, including BHP Billiton, Rio Tinto, and Marubeni, and currently serves as the Chair of the Australian Uranium Council, a position he has held since 2007.

Mr. Chalmers represents a valuable addition to the Company’s management team and an important element in the Company’s overall management continuity and succession planning strategy.

“As a recognized leader in the global uranium industry, Mark has played major roles in developing and operating several successful mining operations throughout his career”, noted Stephen P. Antony, President and CEO of Energy Fuels. “He is a recognized spokesperson for the uranium and nuclear energy industries, who has created shareholder value in both the conventional and ISR uranium mining sectors, and he is one of the few individuals who has extensive experience in both extraction methods. In today’s competitive uranium market, it is vitally important to lower costs of production, create synergies, and build new sources of revenue wherever possible. We are very fortunate to add him to our already outstanding management team.”

Mr. Birks Bovaird, Chairman of the Board for Energy Fuels, added, “After a thorough review of prospective candidates for the operations leadership role with Energy Fuels, we believe the Company’s selection of Mark Chalmers confirms our commitment to managing our operations at optimum levels. At Energy Fuels, we are continuing to manage and grow our capital, including our financial, intellectual, and human assets. We expect Mark to add greatly to the executive strength we have put together to lead Energy Fuels into the future.”

In 2016, Energy Fuels expects to produce approximately 950,000 pounds of uranium from its two 100%-owned production facilities, the White Mesa conventional uranium mill in Utah and the Nichols Ranch ISR project in Wyoming. The Company is also continuing shaft-sinking and resource evaluation activities at its high-grade Canyon conventional mine in Arizona and permitting activities at its large-scale conventional Sheep Mountain, Roca Honda, and Bullfrog projects. Finally in early May 2016, the Company expects to complete its recently announced acquisition of Mesteña Uranium and its Alta Mesa ISR project in South Texas. This acquisition is expected to increase the Company’s production scalability at the lower end of its cost curve.

About Energy Fuels: Energy Fuels is a leading integrated US-based uranium mining company, supplying U3O8 to major nuclear utilities. Energy Fuels operates two of America’s key uranium production centers, the White Mesa Mill in Utah and the Nichols Ranch Processing Facility in Wyoming. The White Mesa Mill is the only conventional uranium mill operating in the U.S. today and has a licensed capacity of over 8 million pounds of U3O8 per year. The Nichols Ranch Processing Facility, acquired in the Company’s acquisition of Uranerz Energy Corporation, is an in situ recovery (“ISR”) production center with a licensed capacity of 2 million pounds of U3O8 per year. Energy Fuels also has the largest NI 43-101 compliant uranium resource portfolio in the U.S. among producers, and uranium mining projects located in a number of Western U.S. states, including one producing ISR project, mines on standby, and mineral properties in various stages of permitting and development. The Company’s common shares are listed on the NYSE MKT under the trading symbol “UUUU”, and on the Toronto Stock Exchange under the trading symbol “EFR”.

Cautionary Note Regarding Forward-Looking Statements: Certain information contained in this news release, including: any information relating to the Company being a leading producer of uranium; expectations regarding Mr. Chalmers future and continued employment at Energy Fuels; expectations regarding increasing production, lowering costs, achieving synergies, and creating new sources of revenue; expectations regarding Energy Fuels operational strategy; and any other statements regarding Energy Fuels’ management, future expectations, beliefs, goals or prospects; constitute forward-looking information within the meaning of applicable securities legislation (collectively, "forward-looking statements"). All statements in this news release that are not statements of historical fact (including statements containing the words "expects", "does not expect", "plans", "anticipates", "does not anticipate", "believes", "intends", "estimates", "projects", "potential", "scheduled", "forecast", "budget" and similar expressions) should be considered forward-looking statements. All such forward-looking statements are subject to important risk factors and uncertainties, many of which are beyond Energy Fuels’ ability to control or predict. A number of important factors could cause actual results or events to differ materially from those indicated or implied by such forward-looking statements, including without limitation factors relating to: expectations regarding Mr. Chalmers future and continued employment at Energy Fuels; expectations regarding increasing production, lowering costs, achieving synergies, and creating new sources of revenue; expectations regarding Energy Fuels’ management and operational strategy; and other risk factors as described in Energy Fuels’ most recent annual report on Form 10-K and quarterly financial reports. Energy Fuels assumes no obligation to update the information in this communication, except as otherwise required by law. Additional information identifying risks and uncertainties is contained in Energy Fuels’ filings with the various securities commissions which are available online at www.sec.gov and www.sedar.com. Forward-looking statements are provided for the purpose of providing information about the current expectations, beliefs and plans of the management of Energy Fuels relating to the future. Readers are cautioned that such statements may not be appropriate for other purposes. Readers are also cautioned not to place undue reliance on these forward-looking statements, that speak only as of the date hereof.

Investor Relations Inquiries:

Energy Fuels Inc.
Curtis Moore – VP – Marketing & Corporate Development
(303) 974-2140 or Toll free: (888) 864-2125
investorinfo@energyfuels.com
www.energyfuels.com